Amendment

To The

Management Services Agreement

THIS AMENDMENT (the “Amendment”), entered into effective the 1st day of May 2011, (the “Effective Date”) is to the Management Services Agreement entered into effective August 1, 2009, as amended effective January 1, 2010 (the “Agreement”), by and between White Mountain Titanium Corporation (“WMTC”) and Chapelle Capital Corp., a corporation created under the laws of British Columbia, Canada (the “Service Provider”).

RECITALS:

A.           The Agreement provides for the services of Brian Flower (“Mr. Flower”) as Executive Chairman of WMTC; and

B.           WMTC is intent on retaining senior management, including Mr. Flower, through providing competitive compensation; and

C.           The parties hereto desire to extend the term of the Agreement to secure the continued performance of Mr. Flower; and

D.           Section 8(d) of the Agreement grants to the parties the right to amend the Agreement upon approval of each of the parties thereto.

NOW, THEREFORE, for additional consideration of the parties, the receipt and sufficiency of which is hereby acknowledged by each party, the parties hereto agree as follows:

1.           Effective May 1, 2011, Section 2(a) of the Agreement is amended to read as follows:

Monthly Fee. In consideration of the services provided by Service Provider, WMTC shall pay to the Service Provider US$20,00.00 per month plus reimbursable out of pocket expense - both being subject to Goods and Services Tax in Canada (“GST”), with the monthly fee amount prorated for any partial month of service. Payments hereunder shall be made on or before the fifteenth (15th) day of the calendar month following the month in which such services were provided. In the event that the time commitment of the Service Provider and Mr. Flower increases beyond 80%, the base compensation payable to the Service Provider shall be increased proportionately, but not to exceed the base compensation payable to Michael Kurtanjek, President of the WMTC. The amount of time devoted to the business of WMTC by the Service Provider and Mr. Flower will be determined by the Compensation Committee within ten business days following the end of each calendar quarter beginning with the calendar quarter ending December 31, 2009, and the base compensation will be adjusted accordingly for each such new calendar quarter.

2.           Except as amended hereby, the Agreement shall continue to be, and shall remain, in full force and effect. Except as provided herein, this Amendment shall not be deemed (i) to be a waiver of, or consent to, or a modification or amendment of, any other term or condition of the Agreement or (ii) to prejudice any right or rights which the parties may now have or may have in the future under or in connection with the Agreement or any of the instruments or agreements referred to therein, as the same may be amended, restated, supplemented or otherwise modified from time to time.

3.           The terms of the Agreement are incorporated herein by reference and shall form a part of this Amendment as if set forth herein in their entirety.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the parties hereto has executed this Amendment the respective day and year set forth below.

White Mountain Titanium Corporation

Date: March 6, 2013	By	/s/ Michael P. Kurtanjek
Michael P. Kurtanjek, President

Chapelle Capital Corp.

Date: March 5, 2013	By	/s/ Brian Flower
Brian Flower, Principal

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